Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-296186

PROSPECTUS SUPPLEMENT NO. 6

(To the Prospectus dated June 4, 2026)

Up to 38,461,538 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated June 4, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-296186). This prospectus supplement is being filed to update and supplement the information in the Prospectus with certain information contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2026, which we have attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the proposed offer and resale or other disposition from time to time by Roth Principal Investments, LLC (“Roth Principal Investments”) of up to an aggregate of 38,461,538 shares of common stock, par value $0.001 per share (“Common Stock”), of Flux Power Holdings, Inc. that we have elected or may, in our sole discretion, elect to sell to Roth Principal Investments, from time to time after the date of the Prospectus, pursuant to a Common Stock Purchase Agreement, dated as of May 15, 2026, we entered into with Roth Principal Investments.

Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “FLUX.” On November 12, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.323 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 13 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2026

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31543	92-3550089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2685 S. Melrose Drive, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	FLUX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on September 17, 2026 (the “Effective Date”), Flux Power Holdings, Inc. (the “Registrant”) and Flux Power, Inc., a wholly-owned subsidiary of the Registrant (“Flux” and together with the Registrant, the “Company”), entered into Amendment No. 7 to the Loan and Security Agreement (as amended, the “Loan and Security Agreement”) with Gibraltar Business Capital, LLC (“GBC”), pursuant to which the Company is required to, among other things, complete a sale of equity interests resulting in net proceeds of not less than $4.0 million (the “Equity Raise Requirement”) within 50 days of the Effective Date (the “Initial Equity Raise Deadline”), or such later date as may be agreed to in writing by GBC in GBC’s sole discretion. On November 13, 2026, the Company entered into a letter agreement with GBC, effective as of November 6, 2026 (the “Letter Agreement”), pursuant to which GBC agreed to extend the Initial Equity Raise Deadline from November 6, 2026 to December 4, 2026 (the “Extended Equity Raise Deadline”). While the Company is evaluating financing opportunities, there can be no assurances that the Company will be able to satisfy the Equity Raise Requirement by the Extended Equity Raise Deadline or at all or receive any further extensions of the Extended Equity Raise Deadline from GBC. All other terms and conditions of the Loan and Security Agreement remain unchanged and in full force and effect.

The foregoing description of the Letter Agreement is only a summary and is qualified in its entirety by reference to a copy of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 9, 2026, the Company received a notice (the “Notice”) from The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that based on its stockholders’ deficit of ($431,000) as reported in its Form 10-Q for the fiscal quarter ended September 30, 2026, the Company is no longer in compliance with Nasdaq Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on The Nasdaq Capital Market (the “Stockholders’ Equity Requirement”).

Pursuant to the Notice, the Company has 45 calendar days from the date of the Notice, or until December 24, 2026, to submit a plan to regain compliance, and the Company intends to submit such a plan during this period. If it accepts the plan, Nasdaq can grant an extension of up to 180 calendar days from the date of the Notice to evidence compliance. In the event the plan is not accepted by Nasdaq, or in the event the plan is accepted by Nasdaq and the 180-day extension period is granted, but the Company fails to regain compliance within such plan period, the Company would have the right to a hearing before an independent panel. The hearing request would stay any suspension or delisting action pending the conclusion of the hearing process and the expiration of any additional extension period granted by the panel following the hearing.

The Company is currently evaluating options to regain compliance and intends to timely submit a plan to regain compliance with the Stockholders’ Equity Requirement. The Company intends to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and to remain listed on Nasdaq. There can be no assurances that the Company will be able to regain compliance with the Stockholders’ Equity Requirement or that the Company will otherwise be in compliance with all applicable requirements for continued listing on the Nasdaq Capital Market.

Neither the Notice nor the Company’s noncompliance have an immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on The Nasdaq Capital Market under the symbol “FLUX.”

Forward-Looking Statement Disclaimer

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities law. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “could,” “may,” “intend,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “seek,” “continue,” “estimate,” “and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: the Company’s ability to satisfy the Equity Raise Requirement by the Extended Equity Raise Deadline or at all or to receive further extensions of the Extended Equity Raise Deadline from GBC; the Company’s ability to cure any deficiencies in compliance with the Stockholders’ Equity Requirement, or other Nasdaq listing rules, or maintain compliance with other Nasdaq listing rules; the Company’s eligibility for additional compliance periods, if necessary, in which to seek to regain compliance with the Stockholders’ Equity Requirement; the Company’s ability to ultimately obtain relief or extended periods to regain compliance from Nasdaq, if necessary, or to meet applicable Nasdaq requirements for any such relief or extension; risks related to the substantial costs and diversion of management’s attention and resources due to these matters, and those risks and uncertainties identified in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2026 and its other subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this Current Report on Form 8-K speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Letter Agreement, dated November 13, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.
a Nevada corporation

	By:	/s/ Kevin Royal
Kevin Royal,
Chief Financial Officer

Dated: November 13, 2026

Exhibit 10.1

November 13, 2026

Flux Power Holdings, Inc.

2685 S. Melrose Drive

Vista, California 92081

Attention: Ronald F. Dutt

Re: Loan and Security Agreement – Extension of Section 9.20(a) Deadline

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of July 28, 2023 (as amended, restated, supplemented or modified from time to time, the “Loan Agreement”), by and among Flux Power Holdings, Inc., a Nevada corporation, and Flux Power, Inc., a California corporation (individually and collectively, “Borrower”), and Gibraltar Business Capital, LLC, a Delaware limited liability company (“Lender”). All capitalized terms used but not defined in this letter agreement have the meanings provided in the Loan Agreement.

Effective as of November 6, 2026, pursuant to Section 9.20(a) of the Loan Agreement, Lender hereby agrees, in its sole discretion, that the date by which Loan Parties must satisfy the requirements of Section 9.20(a) is extended to December 4, 2026.

This letter agreement is not a waiver of the Specified Default or any other Default or Event of Default, and Lender reserves all of its rights and remedies. Except as expressly set forth herein, the Loan Agreement and the other Loan Documents remain in full force and effect in accordance with their terms.

This letter agreement may be executed in counterparts, and delivery of an executed signature page by electronic transmission shall be effective as delivery of a manually executed counterpart. This letter agreement shall be governed by the internal laws of the State of Illinois.

Kindly indicate your agreement by signing below and returning a countersigned copy to our attention.

Very truly yours,

GIBRALTAR BUSINESS CAPITAL, LLC

By:	/s/ Randi Hershgordon
Name:	Randi Hershgordon
Title:	Senior Vice President

Acknowledged and agreed:

FLUX POWER HOLDINGS, INC.

By:	/s/ Kevin Royal
Name:	Kevin Royal
Title:	Chief Financial Officer

FLUX POWER, INC.

By:	/s/ Kevin Royal
Name:	Kevin Royal
Title:	Chief Financial Officer